CERTIFICATE OF ELIMINATION WITH RESPECT TO

SERIES A CONVERTIBLE PREFERRED STOCK  OF

ENTREMED, INC.

PURSUANT TO SECTION 151(g)

In accordance with Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), EntreMed, Inc., a Delaware corporation (the “Company”), does hereby certify:

FIRST:  That the following resolutions with respect to the proposed elimination of the Company’s Series A Convertible Preferred Stock, par value $1.00,  were duly adopted by the Board of Directors of the Company:

RESOLVED, that upon the conversion in full of all of the Series A Convertible Preferred Stock, no shares of the Series A Convertible Preferred Stock remain outstanding and no shares of the Series A Convertible Preferred Stock will be issued pursuant to the Certificate of Designation, and that all matters set forth in the Certificate of Designation with respect to the Series A Convertible Preferred Stock be eliminated from the Company’s Amended and Restated Certificate of Incorporation; and

FURTHER RESOLVED, that the Designated Officers be, and each (acting alone) hereby is, authorized, empowered and directed to execute and file with the Secretary of State of the State of Delaware a certificate pursuant to Section 151(g) of the DGCL setting forth these resolutions in order to eliminate from the Company’s Amended and Restated Certificate of Incorporation, as amended, all reference to the Series A Convertible Preferred Stock.

SECOND:  None of the authorized shares of the Series A Convertible Preferred Stock are outstanding and none will be issued.

THIRD:  In accordance with the provisions of Section 151(g) of the DGCL, the Amended and Restated Certificate of Incorporation is hereby amended to eliminate all references to the Series A Convertible Preferred Stock.

IN WITNESS WHEREOF, EntreMed, Inc. has caused this Certificate to be signed by its Chief Operating Officer, General Counsel and Secretary this 13th day of September 2012.

ENTREMED, INC.

By:	/s/ Cynthia W. Hu
Name:	Cynthia W. Hu
Title:	COO, General Counsel & Secretary